Exhibit 10.20

CANDEL Therapeutics, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Candel Therapeutics, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair: $30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair: $18,000

Audit Committee member: $9,000

Compensation Committee Chair: $12,000

Compensation Committee member: $6,000

Nominating and Corporate Governance Committee Chair: $10,000

Nominating and Corporate Governance Committee member: $5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Elections to Receive Equity in Lieu of Cash Retainers. Notwithstanding the foregoing, Outside Directors may elect to receive all or a portion of their annual cash retainer(s) for a calendar year in the form of stock option awards. Any such election shall be made (i) for any continuing Outside Director, prior to the commencement of the calendar year with respect to the cash retainers for such calendar year and (ii) for a new Outside Director, within 30 days of their election or appointment to serve as a member of our Board of Directors and solely with respect to any cash retainer to be earned after the date of such election. Any election (A) shall be irrevocable with respect to such calendar year, (B) shall automatically apply to the cash retainer(s) for each subsequent calendar year unless otherwise revoked prior to the start of such calendar year and (C) shall be made in accordance with all rules established from time to time by the Board of Directors, including any insider trading policy or similar policy.

Each stock option award granted in lieu of cash retainers shall be automatically granted quarterly in arrears on the same date cash retainers are paid for such quarter (or, if earlier, upon the date of any earlier resignation and pro-rated for any partial service), subject to the Outside Director’s continued Service Relationship (as defined in the Company’s 2021 Stock Option and Incentive Plan) on such grant date, with a Value equal to the amount of cash retainers earned for such quarter, and shall be fully vested at the time of grant.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) to purchase/covering 28,480 shares will be granted to each new Outside Director upon his or her election to the Board of Directors, which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director’s service with the Company ends, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase/covering 14,240 shares, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan).

Value: For purposes of this Policy, “Value” means with respect to a stock option, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the Company’s 2021 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted July 10, 2021.

Amended and Restated: December 24, 2025